Exhibit 21.1
List of Subsidiaries

Entity Name	Jurisdiction of Incorporation or Formation

1560 Downing LLC Delaware	Delaware
1620 Central LLC Delaware	Delaware
Buckhorn SP, LLC Delaware	Delaware
Champa Street Lofts, LLC Delaware	Delaware
Detroit Street Denver LLC Delaware	Delaware
Highlands Property Management, LLC Delaware	Delaware
IA CFG Portfolio, L.L.C. Delaware	Delaware
IA New Ulm Atlas, L.L.C. Delaware	Delaware
IA Orlando Palazzo, L.L.C. Delaware	Delaware
IA Orlando Sand, L.L.C. Delaware	Delaware
IA RDU Center Drive, L.L.C. Delaware	Delaware
IA St. Paul Atlas, L.L.C. Delaware	Delaware
IVT PPD Hudson Associates, L.L.C. Delaware	Delaware
MB Bloomsburg Buckhorn, LLC Delaware	Delaware
MB Columbus Hilliard, L.L.C. Delaware	Delaware
MB Evanston Sherman, L.L.C. Delaware	Delaware
MB Lincoln Mall, L.L.C. Delaware	Delaware
MB Pittsburgh Bridgeside DST Delaware	Delaware
MB REIT (Florida), Inc. Florida	Florida
MB Rockford State, L.L.C. Delaware	Delaware
The Lafayette Denver, LLC Delaware	Delaware
Trimble-Junction Ventures, LLC	Delaware